EXHIBIT 16.1

                                ERNST & YOUNG LLP
                                99 Wood Avenue
                                Iselin, New Jersey 08830

                                                         May 18, 2004


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         We have read Item 4 of the Form 8-K dated May 18, 2004 of DOBI Medical International, Inc. and are in agreement with the statements contained in the first two sentences of the first paragraph and the second, third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                Very truly yours,

                                /s/ERNST & YOUNG LLP